Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Alcatel Lucent Corporate Stock Option Plan of our reports dated March 31, 2008, with respect to the consolidated financial statements of Alcatel Lucent and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Alcatel Lucent filed with the Securities and Exchange Commission.

/s/ Jean-Yves Jégourel
Ernst & Young et Autres
Represented by Jean-Yves Jégourel

Neuilly-sur-Seine, France
May 28, 2008